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                                                                    EXHIBIT 99.5

                               AMENDMENT NO. 4 TO
                      PROFIT SHARING PLAN FOR EMPLOYEES OF
                 TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES
                       AS RESTATED EFFECTIVE APRIL 1, 1999

         WHEREAS, TRINITY INDUSTRIES, INC. (the "Company") has heretofore adopted the PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE APRIL 1, 1999 (the "Plan"); and

         WHEREAS, pursuant to the provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan in certain respects as hereinafter provided:

         NOW, THEREFORE, the Company does hereby amend the Plan as follows:

                  Effective March 8, 2001, the third sentence of Article 4.01(c) is hereby amended to add the following at the end of the sentence:

         ; provided further, the Board of Directors or the Human Resources Committee of the Board of Directors, in its discretion, may elect to waive the earnings requirement.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on behalf on this 9th day of March, 2001, effective as the dates noted above.

                                                  TRINITY INDUSTRIES, INC.

                                                  By: /s/ M.J. Lintner
                                                      --------------------------

                                                  Title: Vice President

ATTEST:

/s/ Michael Fortado